Exhibit 21

LIST OF SUBSIDIARIES

BSST LLC, a Delaware limited liability company, is owned 100% by the Company

ZT Plus LLC, a Delaware limited liability company, is owned 100% by BSST LLC

Gentherm Asia Pacific Incorporated, a Japanese company, is owned 100% by the Company

Gentherm Europe GmbH, a German company (“Gentherm Europe”), is owned 100% by the Company

W.E.T. Automotive Systems AG, a German company (“W.E.T.”), is owned 76.3% by Gentherm Europe

W.E.T. owns 100% interests in each of the companies listed below, excluding Yongsan W.E.T. Korea Co., Ltd. which is owned 55% by W.E.T.:

W.E.T. Automotive GmbH, Odelzhausen, a German company

W.E.T. Special Products GmbH, Odelzhausen, a German company

W.E.T. Automotive Systems Ungarn Kft, a Hungarian company

W.E.T. Holding (Malta) Limited, a Maltese company

W.E.T. Automotive Systems (Malta) Limited, a Maltese Company

W.E.T. Automotive Ukraine TOV, a Ukrainian company

W.E.T. Automotive Systems (China) Limited, a Chinese company

W.E.T. Automotive Systems Inc., a Korean company

W.E.T. Automotive Systems Ltd., a Canadian company

W.E.T. Automotive Systems (Texas), Inc., a Texas corporation

W.E.T. Sistemas Automotrices S.A. de C.V., a Mexican company

Motion Holdings LLC, a Delaware limited liability company

ComairRotron GmbH, a German company

Yongsan W.E.T. Korea Co., Ltd., a Korean company

Comair Rotron (Shanghai) Fan Co., Ltd., a Chinese company